UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

The Boston Beer Company, Inc. (Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	001-14092 (Commission File Number)	04-3284048 (IRS Employer Identification No.)

One Design Center Place, Suite 850, Boston, MA (Address of principal executive offices)	02210 (Zip Code)

Registrant's telephone number, including area code (617) 368-5000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.	Entry into a Material Definitive Agreement.

      On August 1, 2007, the Company entered into a Contract of Sale (the "Contract of Sale") with Diageo North America, Inc. ("Diageo") to purchase the brewery owned by Diageo located in Upper Macungie Township in Lehigh Valley, Pennsylvania (the "Brewery") for a purchase price of $55,000,000. The purchase of the land, building and equipment is expected to take place in June 2008, assuming successful completion of the Company's due diligence. Upon the execution of the Contract of Sale, the Company paid an initial deposit of $1,000,000. A further deposit of $9,000,000 is payable at the end of the due diligence period, provided that the Company has not previously exercised its right to terminate the Contract of Sale.

      It is estimated that the Brewery will initially increase the Company's annual production capacity by approximately 1.6 million barrels. The Company anticipates that the Brewery will require substantial investment and renovation in order to brew the Company's Samuel Adams® craft beers. The cost of upgrading and renovating the Brewery is currently estimated by the Company to be in the range of $30,000,000 to $75,000,000, but, until the Company completes its evaluation of the brewery and its potential during the due diligence period, it will not be possible to estimate precisely the total cost of any required renovation and upgrades or the operating and financial statement impact to the Company. The Company currently believes that, once this initial investment and renovation is completed, the Brewery's annual capacity has the potential to expand to over 2 million barrels with only modest incremental investment.

      The Contract of Sale provides that, upon satisfactory completion of the due diligence period, the Company may begin work to upgrade and renovate the facility. The Contract of Sale anticipates that the facility will remain in operation during the transition. It is anticipated that most, if not all, of Diageo's current employees at the facility shall become employees of the Company upon the completion of the purchase.

      As a part of the purchase and sale arrangement, Diageo and the Company also entered into a Packaging Services Agreement dated August 1, 2007 (the "Packaging Services Agreement"), under which the Company has agreed to blend and package the Smirnoff Ice® products currently being produced at the Brewery by Diageo. The Packaging Services Agreement will take effect on the date on which the Company purchases the Brewery and will have a term of approximately two years. It is anticipated that the volume of Diageo products being produced at the Brewery will decline over the term, while, at the same time, the volume of the Company's products being produced there will increase.

      In light of the fact that significant due diligence remains to be completed with respect to the Brewery, the Company currently anticipates preserving its right to acquire the land in Freetown, Massachusetts, currently under contract. This may require further extensions of the purchase and sale agreement, or actually purchasing the land.

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Item 7.01.	Regulation FD Disclosure.

Exhibit 99 - Press Release of The Boston Beer Company, Inc. dated August 2, 2007.

      The information in Exhibit 99 attached hereto is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Boston Beer Company, Inc. (Registrant)

Date: August 2 , 2007	/s/ Martin F. Roper

Martin F. Roper Chief Executive Officer (Signature)*

*Print name and title of the signing officer under his signature.

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